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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
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NORTHROP GRUMMAN COMPLETES ACQUISITION OF
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WESTINGHOUSE DEFENSE AND ELECTRONICS SYSTEMS BUSINESS
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     LOS ANGELES -- March 1, 1996 -- Northrop Grumman Corporation announced today that it has completed the acquisition of Westinghouse's defense and electronics systems business, which is headquartered in Baltimore, Md.

     Northrop Grumman purchased the business for $3 billion in cash. The company also assumed approximately $500 million in unfunded pension liability and other post-retirement benefits for the unit's current employees.

     The transaction was financed through a combination of bank credit facilities and a $1 billion Rule 144A debt offering due in 10, 20 and 30 years.

     Northrop Grumman said it will operate the Westinghouse business as a separate division, which will be known as the Electronic Sensors and Systems Division. The unit employs nearly 12,000 people worldwide at 15 operating locations, primarily in the United States. Its revenues in 1995 were approximately $2.6 billion, and its business backlog at year-end was approximately $3.6 billion.

     "This growth acquisition represents a major strategic step forward in the transformation of our company from primarily a builder of airplanes to an electronics and systems integration company with healthy military aircraft, commercial aircraft, and

                                    -more-
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NORTHROP GRUMMAN COMPLETES ACQUISITION OF
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WESTINGHOUSE DEFENSE AND ELECTRONICS SYSTEMS BUSINESS
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information systems businesses," said Kent Kresa, Northrop Grumman chairman, president and chief executive officer.

     ESSD is a world leader in the development and production of sophisticated electronic systems for the nation's defense, civil aviation, and other international and domestic applications.

     It produces radars and electronics for combat aircraft and battlespace management systems, including those for the F-22 and F-16 fighters, B-1B bomber, C-130 transport, and the E-3 AWACS and E-8 Joint STARS surveillance aircraft. ESSD also is involved in military space and undersea programs, electronic countermeasures, tactical communications, and marine products.

     In addition to its information systems business, the division is also a leading supplier of air traffic control radars to the Federal Aviation Administration and to countries in Europe, the Middle East, Africa, Asia and South America.


Note: The securities offered and sold pursuant to Rule 144A have not been registered under the Securities Act of 1933, as amended, or qualified under the securities laws of any state, and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from the registration or qualification requirements.

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